Exhibit 21.1

List of Subsidiaries

The following table sets forth information as to the Company’s subsidiaries and the equity ownership of each subsidiary at September 30, 2009.  Except for Sinoenergy Holding Limited, which is incorporated under the laws of the British Virgin Islands, all other subsidiaries are organized under the laws of the People’s Republic of China.

Company	Ownership %	Business activities
Sinoenergy Holding Limited	100%	Holding company

Qingdao Sinogas General Machinery Limited Corporation (“Sinogas”)	75.05%	Production of compressed natural gas (CNG) facilities, technical consulting in CNG filling station construction, manufacturing of CNG vehicle conversion kit

Qingdao Sinogas Yuhan Chemical Equipment Company Limited (“Yuhan”)	81%*	Manufacturing of customized pressure containers

Wuhan Sinoenergy Gas Company Limited (“Wuhan Sinoenergy”)	90%	Construction and operating of CNG stations and the manufacturing and sales of automobile conversion kits

Pingdingshan Sinoenergy Gas Company Limited (“Pingdingshan Sinoenergy”)	90%	Construction and operating of CNG stations and the manufacturing and sales of automobile conversion kits

Jiaxing Lixun Automotive Electronic Company Limited (“Lixun”)	81%*	Design and manufacturing of electric control devices for alternative fuel

Hubei Gather Energy Company Limited (“Hubei Gather”)	80%	Construction and operating of natural gas processing plants

Xuancheng Sinoenergy Vehicle Gas Company Limited (“Xuancheng Sinoenegy”)	100%	Construction and operating of CNG stations and the manufacturing and sales of automobile conversion kits

Qingdao Jingrun General Machinery Company Limited (“Jingrun”)	100%	Design and manufacturing of petroleum refinery equipment and petroleum machinery

Qingdao Sinoenergy General Machinery Company Limited (“Qingdao Sinoenergy”)	75.05%	Manufacturing and installation of general machinery equipment

Nanjing Sinoenergy Gas Company Limited (“Nanjing Sinoenergy”)	90%	Construction and operating of CNG stations and the manufacturing and sales of automobile conversion kits

Qingdao Sinoenergy General Gas Company Limited (“Sinoenergy Gas”)	90%**	Construction and operating of CNG and LNG stations and the manufacturing and sales of automobile conversion kits

Wuhan Sinoenergy Changfeng Gas Company Limited	45.9%***	Operation of CNG stations and the sales of automobile conversion kits

*        This subsidiary is owned 75% by Sinogas and 25% by Sinoenergy.
**      This subsidiary is owned 40% by Sinogas and 60% by Sinoenergy.
***    This subsidiary is owned 51% by Wuhan Sinoenergy, which is owned 90% by Sinoenergy.